EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report on the statement of excess revenues over specific operating expenses of St. Clair Square for the year ended December 31, 1995 included in this Form 8-K, into the Company's previously filed S-3 Registration Statement File No. 33-92218.

ARTHUR ANDERSEN LLP

Chattanooga, Tennessee
January 13, 1997